INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

                      Brighton Investment Holding Co., Inc.

            AUTHORIZED CAPITAL STOCK 30,000,000 COMMON SHARES $0.0001


THIS CERTIFIES THAT ______________________ is the owner of fully paid and non-assessable Shares of the Capital Stock of the above named Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

IN WITNESS WHEREOF, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed





this                      day of                            A.D. 2003
     --------------------        --------------------------          -----------






_________________________________              ____________________________
               Secretary                               President






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